Exhibit (n)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

  40 Fund

  40 Fund Institutional

  40 Fund Master:

We consent to the use of our reports dated February 25, 2011 for 40 Fund (formerly Salient Absolute Return Fund), 40 Fund Institutional (formerly Salient Absolute Return Institutional Fund) and 40 Fund Master (formerly Salient Absolute Return Master Fund), incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio

March 11, 2011